Exhibit 5.1

EAST\192359701.6

June 14, 2022

Tilray Brands, Inc.

265 Talbot Street West

Leamington, Ontario, Canada

Ladies and Gentlemen:

We are acting as counsel to Tilray Brands, Inc., a Delaware corporation (the “Company”), in connection with (a) the offering of $50,000,000 in original principal amount of a convertible note (the “Note”) directly to HT Investments MA LLC (“HTI”), (b) the offering of up to 20,000,000 shares of its Class 2 common stock, par value $0.0001 per share (“Common Stock”), issuable upon conversion or repayment of the Note (the “Conversion Shares”) and (c) the issuance and sale by the Company of up to 46,000,000 shares of its Common Stock (the “Consideration Shares” together with the Conversion Shares, the “Shares”), to be issued pursuant to that certain Amended and Restated Assignment and Assumption Agreement dated as of June 14, 2022 (the “A&R Assignment Agreement”), by and among HTI and the Company, and acknowledged and agreed by HEXO Corp., an Ontario Corporation, as described in the Prospectus (as defined below), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-233703) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated June 14, 2022, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Registration Statement was filed with the Commission and became automatically effective on September 11, 2019.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the issuance and sale of the Note and the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of laws of the State of Delaware. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “laws of the State of Delaware” includes the Delaware laws and rules, regulations and orders thereunder that are currently in effect, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

The opinion expressed in paragraph (1) below is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Note:

(a)

the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

(b)

the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

(c)	the effect of laws relating to usury or permissible rates of interest for loans, forbearances or the use of money;

(d)	applicable law relating to duties (including fiduciary duties), indemnification, exculpation and advancement;

(e)	public policy limitations;

(f)	the qualification that enforceability may be limited by a refusal to recognize a purported waiver of any statutory right;

(g)	generally applicable rules of law that forum selection clauses in contracts are not necessarily binding on the courts in the forum selected;

(h)	general rules of law that may render an entire agreement unenforceable if any unenforceable provision thereof is essential to the agreed upon exchange;

(i)	the qualification that a provision permitting modification of an agreement or waiver of rights or remedies under an agreement only in writing may not be enforceable;

(j)	the qualification that provisions purporting to require that waivers be in writing may not be enforceable to the extent that the conduct of the parties evidences a contrary course of dealing; and

(k)	the qualification that provisions requiring the payment of fees, expenses and costs may be limited.

We have assumed that the Note shall be governed by or construed under the laws of the State of Delaware, without regard to principles of conflict of laws, and that the laws of the State of Delaware shall govern all of the rights, remedies, liabilities, powers and duties of each of the persons party thereto and each other person bound thereby.

With respect to our opinion expressed in paragraph (2) below, we have assumed that (i) at or prior to the time of issuance of the Conversion Shares, the Registration Statement will not have been modified, withdrawn or deregistered and that there will not have occurred any change in law affecting the validity of the issuance of the Conversion Shares and (ii) the Note will remain in full force and effect through the time of issuance of any Conversion Shares and will not be amended in any manner that effects the validity of the issuance of, or payment for, any Conversion Shares.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.

the Note, when executed, issued and delivered, against payment in full therefor, as contemplated in the Registration Statement, the Prospectus and the A&R Assignment Agreement, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms,

2.	the Conversion Shares, when issued and delivered in accordance with the terms of Note, will be validly issued, fully paid and nonassessable, and

3.

the Consideration Shares, when issued and delivered, against payment in full therefor, as contemplated in the Registration Statement, the Prospectus and the A&R Assignment Agreement, such Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Prospectus Supplement. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about June 16, 2022, which will be incorporated by reference in the Registration Statement, and the reference to us under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)